UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting material Pursuant to §240.14a-12

Masimo Corporation

(Name of Registrant as Specified In Its Charter)

POLITAN CAPITAL MANAGEMENT LP
POLITAN CAPITAL MANAGEMENT GP LLC
POLITAN CAPITAL PARTNERS GP LLC
POLITAN CAPITAL NY LLC
POLITAN INTERMEDIATE LTD.
POLITAN CAPITAL PARTNERS MASTER FUND LP
POLITAN CAPITAL PARTNERS LP
POLITAN CAPITAL OFFSHORE PARTNERS LP
QUENTIN KOFFEY
MATTHEW HALL
AARON KAPITO
WILLIAM JELLISON

DARLENE SOLOMON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.

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Leading Proxy Advisory Firm Glass Lewis Recommends Masimo Shareholders Vote FOR Both of Politan’s Director Nominees

Glass Lewis Highlights Urgency and Need for “Swift Investor Action” at Upcoming Meeting Given the “Restricted, Myopic and Poorly Monitored Process” To Separate Masimo’s Consumer Business That Has Been “Spearheaded by Mr. Kiani”

Concludes There Is a “Wealth of Evidence” That Mr. Kiani "Runs Roughshod" Over the “Largely Self-Selected” Board Which Remains “Seemingly Disinterested” in Accountability and Oversight

Notes That the Stakes Are “Substantially Higher Than Last Year” and That Addition of Both Politan’s “Highly Credible, Capable and Independent Nominees” – Darlene Solomon and William Jellison – Is Necessary To Help Masimo Address Its "Battery of Oversight Issues"

NEW YORK – July 12, 2024 – Politan Capital Management (together with its affiliates, “Politan”), an 8.9% shareholder of Masimo Corporation (“Masimo” or the “Company”) (NASDAQ: MASI), today announced that leading proxy advisory firm Glass, Lewis & Co. (“Glass Lewis”) has recommended shareholders vote FOR the election of Politan’s nominees, Darlene Solomon and Bill Jellison, to the Company’s Board of Directors (the “Board”) at the Annual Meeting of Stockholders (the “Annual Meeting”), scheduled for July 25, 2024.

Glass Lewis’s report resoundingly affirms that change is urgently needed at this Annual Meeting, stating: 1

•	“…[W]e believe the most exigent near-term impetus supporting the election of Mr. Jellison and Dr. Solomon is the need to ensure a thorough and independent assessment of the prospective separation of the consumer segment.”

•	“While this framework would already portend an array of potentially substantial risks for investors, the discussion proves much less academic in the case of Masimo, which is currently pursuing, with truly nominal board involvement, a separation of Sound United alongside an indeterminate array of other assets, which could place the interests of Mr. Kiani well above those of the Company and its shareholders.”

•	“Though these factors would already seem to demand swift investor action to remediate faults Masimo declines to acknowledge, much less proactively address, we consider the stakes to be raised substantially higher here, given a potentially high-consequence environment inextricably linked to what presently appears to be a functionally unchecked separation effort spearheaded by Mr. Kiani.”

Glass Lewis details Masimo’s poor governance and continued underperformance, describing Masimo’s analysis as “disturbing,” “deeply concerning” and seeking to “accept little to no accountability for significant losses suffered by shareholders,” stating:

•	“…[T]here remains a wealth of evidence to suggest operational and strategic execution, shareholder value and fundamentally sound corporate governance continue to take a back seat to the espoused preferences of Mr. Kiani, who continues to run roughshod over a largely self-selected board seemingly disinterested in basic accountability and effective oversight.”

•	“…Masimo investors have, in our view, abundant cause to conclude that the existing board remains obdurately committed to legacy oversight methodologies which have consistently enabled and amplified poor governance architecture, wide operational misses, nil-return strategic excursions, seemingly de minimis accountability and, ultimately, a lax commitment to acknowledging and addressing profound damage to shareholder value.”

1 Permission to quote Glass Lewis was neither sought nor obtained. Underlining added.

•	“…Politan much more persuasively highlights a meaningful series of concerns in relation to Masimo, including, among others, continued failures to hit stated several key operational targets by wide measures (which circumstance notably also substantially erodes the credibility of Masimo's long-stated, but never achieved goal of 30% operating margins), deteriorating capital efficiency, muddled operational messaging (e.g. inconsistent commentary on COVID tailwinds/headwinds) and, disconcertingly, discounting/channel stuffing in the run-up to the 2023 contest (leading to a damaging revenue miss and a dubiously convenient self exculpation by Mr. Kiani in the first earnings report after the proxy fight).”

•	“…[W]e believe Masimo's trading performance remains observably poor and inextricably linked to operational, strategic and regulatory factors which Politan seeks to highlight and Masimo appears largely content to dismiss.”

Glass Lewis also criticizes the Board’s separation process and notes the risks of it being dominated by Mr. Kiani, stating:

•	“We believe investors have no reason to believe the existing board is prepared to thoroughly and independently monitor this process.”

•	“…[A] considerable portion of the board remains heavily deferent to the preferences of Mr. Kiani, who appears committed to a narrow engagement framework largely supportive of his prior demands. Masimo's July 8, 2024, joint venture update does little to mitigate this concern, with associated disclosure leaving open the possibility that several of the material requests to which the scuppered special committee objected remain in play (e.g. IP licensing matters, trade secrets, trademarks, employment and control arrangements benefiting Mr. Kiani).”

•	“We believe these factors, taken together with what we consider to be a restricted, myopic and poorly monitored process, already represent clear and compelling cause for investors to support a further reconstitution of the board at this time.”

Glass Lewis notes the lack of credibility inherent in the Company’s threats of business disruption should Politan’s nominees be elected, stating:

•	“…[I]f fundamental narratives surrounding the separation are accepted at face value, Mr. Kiani has previously expressed his intention to leave Masimo as part of a split-off of the Company's consumer business…”

•	Regarding “letters of support” for Mr. Kiani released by the Company: “…[T]his letter was viewed as coercive by an indeterminate number of Masimo employees who felt pressured to endorse Mr. Kiani. We consider these materials hardly bear the hallmarks of organic support.”

Glass Lewis confirms the valuable expertise and independent oversight Politan’s nominees will bring to the boardroom, stating:

•	“…[W]e ultimately find both Mr. Jellison and Dr. Solomon to be highly credible and capable candidates bringing appropriate industry expertise, potentially critical M&A/IP knowledge and reasonable public board experience (including relevant committee service). We believe there is suitable cause to conclude these nominees will act independently and that neither candidate is beholden to the interests of Politan or Quentin Koffey.”

•	“…[W]e consider Politan has advanced two highly credible, capable and independent candidates bringing to bear appropriate experience and expertise suited to the battery of oversight issues which continue to hamper Masimo.”

•	“In addition, while we consider the bulk of Politan's assessment of Masimo's upside opportunity following further board reconstitution is both comprehensive and persuasive, we believe the most exigent near-term impetus supporting the election of Mr. Jellison and Dr. Solomon is the need to ensure a thorough and independent assessment of the prospective separation of the consumer segment.”

Glass Lewis highlights the significance of the concerns raised by Politan regarding empty voting:

•	Glass Lewis identifies a shareholder that reached out claiming to own 9.9% of the stock and then went silent following Politan’s letter being released publicly.

•	Regarding the importance of the Board further looking into the matter: “If additional materials corroborating Politan’s concerns subsequently emerge, whether prior to or following the forthcoming meeting, we would view such circumstances as a highly inappropriate manipulation of the shareholder franchise and a severe indictment of Masimo's credibility and corporate governance.”

Quentin Koffey, Managing Partner and Chief Investment Officer of Politan, stated:

“We appreciate Glass Lewis’s support for both of our nominees – Darlene and Bill – and the validation of our belief that true independent oversight is needed on Masimo’s Board. Fundamentally, Glass Lewis’s report confirms our view that the arguments, excuses and attacks put forth by Mr. Kiani and his affiliated directors lack credibility and should be viewed warily by shareholders. If elected, we are confident that Darlene and Bill would work constructively in the boardroom during this critical period to safeguard shareholder value and help ensure the Company is positioned to realize its full potential.”

Politan encourages shareholders to review its presentation, proxy materials and letter to shareholders, all of which are available at www.AdvanceMasimo.com. Shareholders can support real change at Masimo by voting on the WHITE proxy card FOR the election of Darlene Solomon and William Jellison.

Your vote is important, no matter how many shares of Common Stock you own. We urge you to sign, date, and return the WHITE universal proxy card today to vote FOR the election of the Politan Nominees and in accordance with the Politan Parties’ recommendations on the other proposals on the agenda for the 2024 Annual Meeting.

If you have any questions, require assistance in voting your

WHITE universal proxy card or voting instruction form,

or need additional copies of Politan’s proxy materials,

please contact D.F. King using the contact information provided here:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Stockholders call toll-free: (888) 628-8208

Banks and Brokers call: (212) 269-5550

By Email: MASI@dfking.com

Additionally, on July 12, 2024, Politan Capital Management LP, a Delaware limited partnership (“Politan”), updated its website, www.AdvanceMasimo.com (the “Site”), in connection with the solicitation of stockholders of Masimo Corporation, a Delaware corporation (“Masimo”). Copies of the materials posted to the Site are filed herewith.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if any of the underlying assumptions of Politan Capital Management LP (“Politan”) or any of the other participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Politan that the future plans, estimates or expectations contemplated will ever be achieved. Certain statements and information included herein may have been sourced from third parties. Politan does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

Politan disclaims any obligation to update the information herein or to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such information, projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Politan and the other Participants (as defined below) have filed a definitive proxy statement and accompanying WHITE universal proxy card or voting instruction form with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual stockholders meeting (the “2024 Annual Meeting”) of Masimo Corporation, a Delaware corporation (“Masimo”). Shortly after filing its definitive proxy statement with the SEC, Politan furnished the definitive proxy statement and accompanying WHITE universal proxy card or voting instruction form to some or all of the stockholders entitled to vote at the 2024 Annual Meeting.

The participants in the proxy solicitation are Politan, Politan Capital Management GP LLC (“Politan Management”), Politan Capital Partners GP LLC (“Politan GP”), Politan Capital NY LLC (the “Record Stockholder”), Politan Intermediate Ltd., Politan Capital Partners Master Fund LP (“Politan Master Fund”), Politan Capital Partners LP (“Politan LP”), Politan Capital Offshore Partners LP (“Politan Offshore” and, collectively with Politan Master Fund and Politan LP, the “Politan Funds”), Quentin Koffey, Matthew Hall, Aaron Kapito (all of the foregoing persons, collectively, the “Politan Parties”), William Jellison and Darlene Solomon (such individuals, collectively with the Politan Parties, the “Participants”).

As of the date hereof, the Politan Parties in this solicitation collectively own an aggregate of 4,713,518 shares (the “Politan Group Shares”) of common stock, par value $0.001 per share, of Masimo (the “Common Stock”). Mr. Koffey may be deemed to own an aggregate of 4,714,746 shares of Common Stock (the “Koffey Shares”), which consists of 1,228 restricted stock units (the “RSUs”) as well as the Politan Group Shares. Politan, as the investment adviser to the Politan Funds, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Politan Group Shares, and, therefore, Politan may be deemed to be the beneficial owner of all of the Politan Group Shares. The Record Stockholder is the direct and record owner of 1,000 shares of Common Stock that comprise part of the Politan Group Shares. Both the Politan Group Shares and the Koffey Shares represent approximately 8.9% of the outstanding shares of Common Stock based on 53,182,247 shares of Common Stock outstanding as of June 13, 2024, as reported in Masimo’s definitive proxy statement filed on June 17, 2024. As the general partner of Politan, Politan Management may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Group Shares and, therefore, Politan Management may be deemed to be the beneficial owner of all of the Politan Group Shares. As the general partner of the Politan Funds, Politan GP may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Group Shares, and therefore Politan GP may be deemed to be the beneficial owner of all of the Politan Group Shares. Mr. Koffey, including by virtue of his position as the Managing Partner and Chief Investment Officer of Politan and as the Managing Member of Politan Management and Politan GP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Koffey Shares.

IMPORTANT INFORMATION AND WHERE TO FIND IT

POLITAN STRONGLY ADVISES ALL STOCKHOLDERS OF MASIMO TO READ ITS DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS FILED BY POLITAN WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS ARE ALSO AVAILABLE ON THE SEC WEBSITE, FREE OF CHARGE, OR BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005. STOCKHOLDERS CAN CALL TOLL-FREE: (888) 628-8208.

Investor Contact

D.F. King & Co., Inc.

Edward McCarthy / Gordon Algernon / Dan Decea

MASI@dfking.com

Media Contacts

Dan Zacchei / Joe Germani

Longacre Square Partners

dzacchei@longacresquare.com / jgermani@longacresquare.com